DRAFT

                   [Letterhead of KPMG Peat Marwick LLP]


______________, 1997

Oppenheimer Global Emerging Growth Fund
Two World Trade Center  34th floor
New York, New York  10048-0203

Oppenheimer Global Fund
Two World Trade Center  34th floor
New York, New York  10048-0203


Dear Sirs:

We have reviewed the Agreement and Plan of Reorganization between Oppenheimer Global Emerging Growth Fund (the "Fund") and Oppenheimer Global Fund ("Global") which is attached as Exhibit A to the Proxy Statement and Prospectus of the Fund included as part of Global's Registration Statement on Form N-14 filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on ________, 1997 (the "Agreement"), concerning the acquisition by Global of substantially all of the assets of the Fund solely for voting shares of beneficial interest in Global, followed by the distribution of Global shares to the shareholders of the Fund in complete liquidation of the Fund.

In connection with the rendering of this opinion, we have reviewed the Agreement, the most recent audited financial statements and related documents and other materials as we deemed relevant to the rendering of this opinion. Based upon all of the foregoing and the representations made by the Fund and Global, attached hereto, in our opinion, the federal tax consequences of the transaction will be as follows:

1. The transactions contemplated by the Agreement will qualify as a tax-free "reorganization" within the meaning of Section
     368(a)(1) of the Internal Revenue Code of 1986, as amended
     (the "Code").

2. The Fund and Global will each qualify as a "party to a reorganization" within the meaning of Section 368(b)(2) of the Code.

3. No gain or loss will be recognized by the shareholders of the Fund upon the distribution of shares of beneficial interest in Global to the shareholders of the Fund, pursuant to Section
     354 of the Code.

4. Under Section 361(a) of the Code no gain or loss will be recognized by the Fund by reason of the transfer of its assets solely in exchange for Class A, Class B and Class C shares of Global, respectively.

5. Under Section 1032 of the Code no gain or loss will be recognized by Global by reason of the transfer of the Fund's assets solely in exchange for Class A, Class B and Class C shares of Global, respectively.

6. The stockholders of the Fund will have the same tax basis and holding period for the shares of beneficial interest in Global that they receive as they had for the stock of the Fund that they previously held, pursuant to Sections 358(a) and 1223(1), respectively, of the Code.

7. The securities transferred by the Fund to Global will have the same tax basis and holding period in the hands of Global as they had for the Fund, pursuant to Sections 362(b) and 1223(1), respectively, of the Code.


Very truly yours